EXHIBIT 99.1

UFP Technologies Announces Record Q3 2024 Results

NEWBURYPORT, Mass., Nov. 05, 2024 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging and other highly engineered custom products, today reported that net income increased 40% to $16.4 million in the third quarter of 2024 from $11.7 million in the third quarter of 2023. Sales for the third quarter increased 44% to $145.2 million compared to 2023 third quarter sales of $100.8 million. Net income increased 28% to $42.6 million for the nine-month period ended September 30, 2024 from $33.3 million in the same period of 2023. Sales for the nine-month period ended September 30, 2024 increased 21% to $360.4 million compared to sales of $298.6 million in the same period in 2023. Throughout this news release, reference is made to Non-GAAP measures including adjusted operating income, adjusted SG&A, adjusted net income, and adjusted EBITDA. Please see “Non-GAAP Financial Information” at the end of this news release.

“I am extremely pleased with our Q3 results and the performance of our recent acquisitions,” said R. Jeffrey Bailly, Chairman & CEO. “Overall sales grew 44% to $145.2 million. Organic sales grew 9.7%, fueled by continued strength in the robotic surgery and infection prevention markets. Collectively, our four recent acquisitions are operating at volumes well above original expectations. In Q3 they were accretive to EPS by approximately $0.17 after absorbing approximately $3.1 million in increased interest expenses. Gross margins increased to 28.6% despite over $1 million in purchase accounting-related costs associated with our acquisitions. GAAP operating income and net income grew 65% and 40% respectively while adjusted operating income, net income, and EBITDA grew by 69%, 46%, and 61%, respectively.”

“Our strategy of acquiring businesses that increase the value we bring to our market leading client base is proceeding well. With each of our recent acquisitions, we have added capabilities and technologies that support the growth and innovation initiatives of key customers,” Bailly said. “All of these integrations are proceeding well, and we continue to identify new growth opportunities and synergies related to shared best practices. In addition, we continue to expand our Dominican Republic operations to accommodate the growth of our existing business as well as new programs we have won with our low-cost country manufacturing capabilities.”

“Looking forward, we remain bullish about our future,” Bailly said. “We will continue to execute on our growth initiatives, further integrate our recent acquisitions, and strengthen our platform with additional talent and new capabilities that increase our value to customers and position us for future success.”

Financial Highlights for Q3 and YTD 2024

  Sales for the third quarter increased 44.0% to $145.2 million, from $100.8 million in the same period of 2023.  Year-to-date sales through September increased 20.7% to $360.4 million, from $298.6 million in the same period of 2023. Organic sales growth for the three- and nine-month periods ended September 30, 2024, was 9.7% and 9.1%, respectively.
  Third quarter sales to the medical market increased 52.2% to $132.6 million. Sales to all other markets decreased 8.2% to $12.5 million, largely due to a 21.0% decline in sales to the automotive market. Year-to-date sales to the medical market increased 23.7% to $318.1 million. Sales to all other markets increased 1.9% to $42.3 million, largely due to a 27.9% increase in sales to the aerospace and defense market.
  Gross profit as a percentage of sales (“gross margin”) increased to 28.6% for the third quarter, from 27.5% in the same quarter of 2023. Gross margin for the nine-month period ended September 30, 2024, increased to 29.0% from 28.8% in the same period of 2023. Both the three- and nine-month periods of 2024 include approximately $1.1 million in purchase accounting one-time costs associated with the acquisitions.
  Selling, general and administrative (“SG&A”) expenses increased 26.6% to $15.8 million and 15.4% to $43.6 million for the three- and nine-months periods ended September 30, 2024.    Adjusted SG&A for the third quarter of 2024 increased to $13.8 million, from $11.4 million in the same quarter of 2023. For the nine-month period ended September 30, 2024, Adjusted SG&A increased to $39.4 million from $34.5 million in the same period of 2023.  As a percentage of sales, adjusted SG&A decreased to 9.5% from 11.3% and to 10.9% from 11.5% for the three- and nine-month periods ended September 30, 2024, respectively.
  Operating income increased 64.6% to $24.8 million, and 30.5% to $58.6 million for the three- and nine-month periods ended September 30, 2024, respectively. Adjusted operating income for the third quarter of 2024 increased 69.3% to $27.7 million from $16.4 million in the same period of 2023. Adjusted operating income for the nine months ended September 30, 2024 increased 26.4% to $65.2 million from $51.6 million in the same period of 2023. .
  Net income increased 39.9% to $16.4 million, and 27.9% to $42.6 million for the three- and nine-month periods ended September 30, 2024, respectively. Adjusted net income increased 46.5% to $18.6 million in the third quarter of 2024 from $12.7 million in the third quarter of 2023. Adjusted net income increased 24.0% to $47.6 million for the nine months ended September 30, 2024 from $38.4 million in the same period of 2023.
  Adjusted EBITDA increased 61.4% to $31.2 million in the third quarter of 2024 from $19.3 million in the same period of 2023. Adjusted EBITDA increased 26.0% to $75.9 million for the nine-month period ended September 30, 2024 from $60.2 million in the same period of 2023.

About UFP Technologies, Inc.
UFP Technologies is an innovative designer and custom manufacturer of comprehensive solutions for medical devices, sterile packaging, and other highly engineered custom products. UFP is an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Consolidated Condensed Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$145,165	$100,784	$360,351	$298,575
Cost of sales	103,642	73,034	255,714	212,479
Gross profit	41,523	27,750	104,637	86,096
SG&A	15,789	12,467	43,601	37,771
Change in fair value of contingent consideration	238	238	714	3,289
Loss on sale of fixed assets	-	-	7	108
Acquisition costs	732	-	1,676	-
Operating income	24,764	15,045	58,639	44,928
Interest expense, net	3,475	933	4,683	2,890
Other expense (income)	70	(29)	30	28
Income before income taxes	21,219	14,141	53,926	42,010
Income taxes	4,858	2,447	11,320	8,694
Net income	$16,361	$11,694	$42,606	$33,316
Net Income per share	$2.13	$1.53	$5.56	$4.37
Net income per diluted share	$2.11	$1.52	$5.49	$4.33
Weighted average common shares outstanding	7,674	7,639	7,666	7,619
Weighted average diluted common shares outstanding	7,772	7,709	7,763	7,697

Consolidated Condensed Balance Sheets (in thousands) (Unaudited)

	September 30,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$16,356	$5,263
Receivables, net	89,151	64,449
Inventories	88,690	70,191
Other current assets	6,758	4,730
Net property, plant, and equipment	70,311	62,137
Goodwill	204,732	113,263
Intangible assets, net	134,770	64,116
Other assets	27,740	19,987
Total assets	$638,508	$404,136
Liabilities and equity:
Accounts payable	$26,268	$22,286
Current installments, net of long-term debt	12,500	4,000
Other current liabilities	39,579	31,923
Long-term debt, excluding current installments	199,500	28,000
Other liabilities	31,515	31,836
Total liabilities	309,362	118,045
Total stockholders' equity	329,146	286,091
Total liabilities and stockholders' equity	$638,508	$404,136

Forward Looking Statements
Certain statements in this press release may be considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as "may," "should," "expect," "intend," "will," "estimate," "anticipate," "believe," "predict," or similar words. Forward-looking statements relate to expected financial or operating performance and/or future business prospects, events, and plans.  Such statements include, but are not limited to: statements regarding our capital expenditure plans and hiring plans and the anticipated benefits to be realized as a result thereof; statements regarding production expectations and improving our operating efficiencies, customer order activity and capacity; statements regarding human capital; expectations regarding our liquidity and business opportunities; statements about our growth potential and strategies for growth; and any statements implying that we may be able to sustain or increase sales, earnings and earnings per share or sales, earnings and earnings per share growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect our business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise.  These risks include, without limitation: risks relating to our ability to realize expected advantages of capital expenditures; risks relating to our ability to maintain increased levels of production, or to continue to increase production rates; risks relating to disruptions and delays in our supply chain; risks relating to onboarding, training and retaining new talent; risks relating to maintaining demand for our products; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks relating to our customer concentration; risks and uncertainties associated with increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents we file with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents we file with the SEC, specifically the last report on Form 10-K.  The forward-looking statements contained herein speak only of our expectations as of the date of this press release.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Information

This news release includes non-generally accepted accounting principles (“GAAP”) performance measures. Management considers Adjusted Operating Income, Adjusted Net Income, EBITDA and Adjusted EBITDA, and Adjusted SG&A non-GAAP measures. The Company uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of the Company’s historical operating results. The Company’s management believes these non-GAAP measures are useful in evaluating the Company’s operating performance and are similar measures reported by publicly listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s performance for the periods presented. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures of performance used by other companies in other industries or within the same industry.

Table 1: Adjusted Operating Income Reconciliation (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating Income (GAAP)	$24,764	$15,045	$58,639	$44,928
Adjustments:
Acquisition costs	732	-	1,676	-
Change in fair value of contingent consideration	238	238	714	3,289
Amortization of intangible assets	2,005	1,099	4,203	3,304
Loss on disposal of fixed assets	-	-	7	108
Adjusted Operating Income (Non-GAAP)	$27,739	$16,382	$65,239	$51,629

Table 2: Adjusted Selling General and Administrative Expenses (SG&A) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
SG&A (GAAP)	$15,789	$12,467	$43,601	$37,771
Adjustments:
Amortization of intangible assets	(2,005)	(1,099)	(4,203)	(3,304)
Adjusted SG&A (Non-GAAP)	$13,784	$11,368	$39,398	$34,467

Table 3: Adjusted Net Income and Diluted Common Share Outstanding Reconciliation (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (GAAP)	$16,361	$11,694	$42,606	$33,316
Adjustments (net of taxes):
Acquisition costs	732	-	1,676	-
Change in fair value of contingent consideration	238	238	714	3,289
Loss on disposal of fixed assets	-	-	7	108
Amortization of intangile assets	2,005	1,099	4,203	3,304
Taxes on adjustments	(736)	(331)	(1,634)	(1,659)
Adjusted net income (Non-GAAP)	$18,600	$12,700	$47,572	$38,358

Adjusted net income per diluted share outstanding (Non-GAAP)	$2.39	$1.65	$6.13	$4.98
Weighted average diluted common shares outstanding	7,772	7,709	7,764	7,697

Table 4: EBITDA and Adjusted EBITDA Reconciliation (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income (GAAP)	$16,361	$11,694	$42,606	$33,316
Income tax expense	4,858	2,447	11,320	8,694
Interest expense, net	3,475	933	4,683	2,890
Depreciation	2,022	1,741	5,855	5,142
Amortization of intangible assets	2,005	1,099	4,203	3,304
EBITDA (Non-GAAP)	$28,721	$17,914	$68,667	$53,346
Adjustments:
Share based compensation	1,540	1,197	4,787	3,450
Acquisition costs	732	-	1,676	-
Change in fair value of contingent consideration	238	238	714	3,289
Loss on disposal of fixed assets	-	-	7	108
Adjusted EBITDA (Non-GAAP)	$31,231	$19,349	$75,851	$60,193

Q3 2024 EARNINGS RELEASE

Contact: Ron Lataille
978-234-0926